Exhibit 99.2

AMC ENTERTAINMENT HOLDINGS, INC. ANNOUNCES QUARTERLY DIVIDEND OF $0.20 PER SHARE

Leawood, KS. (October 27, 2014) — AMC Entertainment Holdings, Inc. (“AMC” “AMC Theatres” or “the Company”), today announced that its Board of Directors has declared a dividend for the quarter ended September 30, 2014, of $0.20 per share on shares of Class A and Class B common stock, its third since the Company’s initial public offering. The dividend is payable in cash on December 15, 2014, to shareholders of record on December 5, 2014.

About AMC Entertainment Holdings, Inc.

AMC (NYSE: AMC) is the guest experience leader with 344 locations and 4,959 screens located primarily in the United States. AMC has propelled innovation in the theatrical exhibition industry and continues today by delivering more comfort and convenience, enhanced food & beverage, greater engagement and loyalty, premium sight & sound, and targeted programming. AMC operates the most productive theatres in the country’s top markets, including No. 1 market share in the top three markets (NY, LA, Chicago). www.amctheatres.com

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” “continue,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, decreased supply, quality and performance of, and delays in our access to, motion pictures; risks relating to our significant indebtedness; our ability to utilize net operating loss carry forwards to reduce future tax liability; increased competition in the geographic areas in which we operate and from alternative film delivery methods and other forms of entertainment; continued effectiveness of our strategic initiatives; the impact of shorter theatrical exclusive release windows; the impact of governmental regulation, including anti-trust review of our acquisition opportunities; and unexpected delays and costs related to our optimization of our theatre circuit.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 4, 2014, and our other public filings. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances, except as required by applicable law.

Investor Relations - AMC Entertainment Holdings, Inc.:

Dan Foley

(866) 248-3872

InvestorRelations@amctheatres.com

Media Contacts - AMC Entertainment Holdings, Inc.:

Jessica Liddell

(203) 682-8200

Jessica.Liddell@icrinc.com